Exhibit 19.1
Galaxy Digital Inc.
Statement of Policy Concerning Trading in Company Securities
February 23, 2026

I.Summary of Policy Concerning Trading in Company Securities
A.Restrictions on Trading in Company Securities
It is the general policy of Galaxy Digital Inc. and its subsidiaries (collectively, the “Company”) that it will, without exception, comply with all applicable laws and regulations in conducting its business; and that, when carrying out Company business, directors, officers and employees must avoid any activity that violates applicable laws or regulations. To this end, when trading in Company securities, each director, officer, employee of the Company and each other person listed below is expected to abide by this policy (such policy, the “Trading Policy”). In order to avoid even an appearance of impropriety, the Company requires its directors, officers, employees and certain other persons listed below to comply with restrictions relating to their ability to enter into transactions involving the Company’s securities.
Although these limitations do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the adoption, amendment, suspension or termination of any such written trading plan is subject to requirements, conditions and other limitations described in the Company’s Rule 10b5-1 Trading Plan Guidelines attached hereto as Appendix A.
Please refer to the Class B common stock redemption procedures for guidelines regarding such redemptions.
B.Who is Subject to this Trading Policy
Except where stated otherwise, this Trading Policy applies to the following individuals and entities, without regard to where they are located in the U.S. or internationally. We refer to these individuals and entities collectively as “Insiders”:
•directors, officers and employees of the Company and its subsidiaries,
•contractors, consultants, and certain other persons who may gain access to Company inside information,
•the spouses, domestic partners, and minor children (even if financially independent) of such directors, officers or employees (collectively, “Family Members”),
•anyone to whom Company directors, officers or employees provide significant financial support, and
•any entity or account over which the persons listed above, have or share the power, directly or indirectly, to make investment decisions (whether or not such persons have a financial interest in the entity or account) and those entities or accounts established or maintained by such persons with their consent or knowledge and in which such persons have a direct or indirect financial interest.
In addition, directors, officers and certain employees with knowledge of material inside information may be subject to ad hoc restrictions on trading from time to time.

Furthermore, the Company itself must comply with U.S. securities laws applicable to its own securities trading activities, and will not effect transactions in respect of its securities, or adopt any securities repurchase plans, when it is in possession of material non-public information concerning the Company, other than in compliance with applicable law, subject to the policies and procedures adopted by the Company and attached as Exhibit A hereto, and the prior approval of the General Counsel or his or her designees (the “Trading Policy Administrators”).
II.Prohibition on Trading in Securities While in Possession of Inside Information
A.General Rule and What is Material
U.S. federal securities laws prohibit the Insiders from using information about the Company in the purchase and sale of securities, such as the Company’s shares, bonds, notes, debentures, limited partnership units or other equity or debt securities.
For example, if an employee of a company learns material information through the course of her employment, she is prohibited from buying or selling securities (including the Company’s securities and the securities of other companies that could be impacted by the information) until the information has been adequately disclosed to the public. This is because she knows information that could cause the price of the security to change and has a duty to the Company not to use the information for her personal gain. Trading on the basis of material inside information is fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.
Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Material information can be favorable or unfavorable. Courts and regulators often second-guess materiality determinations with the benefit of hindsight. If you have any uncertainty about whether inside information is material, you should consult with any Trading Policy Administrator and otherwise treat it as if it were material. Some examples of information that could be considered material include:
•significant changes in the Company’s prospects or key performance indicators,
•actual, anticipated or targeted operating results, including but not limited to, revenue, earnings, cash flows, and other financial information, including any non-GAAP financial measures,
•operational developments that could affect the Company’s financial performance or forecasts, such as changes in the Company’s relationship with a key customer or supplier,
•financial, sales and other significant internal business forecasts, or a change in previously released estimates,
•pending or proposed repurchases of Company securities, mergers, business acquisitions, tender offers, joint ventures, restructurings, reorganizations, amalgamations, dispositions, or the expansion or curtailment of operations,
•significant cybersecurity or data protection events, including but not limited to any breach of information systems that compromises the functioning of the Company’s information or other systems or results in the exposure or loss of customer information,
•proposed equity or debt offerings, significant borrowings or lendings or new product launches,
•changes in debt ratings, or analyst upgrades or downgrades of the Company or one of its securities,

•significant changes in accounting treatment, write-offs or effective tax rate,
•proposed listing or de-listing of Company securities on a quotation system or exchange,
•pending or threatened significant litigation or governmental investigation, or the resolution of such matters,
•liquidity problems, defaults under material obligations, agreements to restructure debt, planned enforcement procedures by a bank or any other creditors or impending bankruptcy or receivership,
•results of the submission of matters to a vote of securityholders,
•changes in auditors or auditor notification that the Company may no longer rely on an audit report,
•changes in control of the Company or changes in the Board of Directors (the “Board”) or executive officers, and
•stock splits, stock repurchases, redemptions, share consolidation, share exchange, dividends, offerings of warrants or rights to buy shares or other significant corporate actions.
In this Trading Policy, we use the term “inside information” to refer to information that has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis (for example, the filing with the Securities and Exchange Commission (the “SEC”) of a Current Report on Form 8-K or issuance of a press release) and/or the investing public has not had time to fully absorb the information. If it is not clear whether material information has been sufficiently publicized, it should be treated as if it is inside information. Furthermore, it is illegal for any Insider in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities (this is called “tipping”). In that case, they may both be held liable.
Information obtained through the course of employment or service as a director does not belong to individual Insiders who may handle it or otherwise become knowledgeable about it. The information is an asset of the Company. Any person who uses such information for personal benefit or discloses it to others outside the Company without authorization violates her confidentiality obligations to the Company and may be in breach of her fiduciary, loyalty or other duties to the Company. More particularly, trading on the basis of Company inside information harms the Company and its investors.
The SEC, the Financial Industry Regulatory Authority (“FINRA”), prosecutors and plaintiffs’ lawyers devote considerable resources to identifying insider trading. A breach of the insider trading laws could expose the Insider or anyone who trades on information provided by an Insider to criminal fines and imprisonment, in addition to civil penalties and injunctive actions. Even if allegations of insider trading do not lead to a conviction, defending against such allegations is expensive. In addition, the mere perception that an Insider traded with the knowledge of material inside information could harm the reputation of the Company and that Insider. Accordingly, the Company’s Trading Policy is in some cases more restrictive than what applicable insider trading laws might otherwise require.
B.Guidelines
The following guidelines should be followed to ensure compliance with applicable antifraud laws and with the Company’s policies:

1.Nondisclosure. Material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it, or with prior approval of any Trading Policy Administrator. No Insider should discuss material inside information in public places or in common areas on Company property.
2.Trading in Company Securities. No Insider may place a purchase or sale order, or recommend that another person place a purchase or sale order, in the Company’s securities when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. This includes orders for purchases and sales of stock, convertible securities and other securities (e.g., bonds) and includes increasing or decreasing investment in Company securities through a retirement account. The exercise of employee stock options for cash is not subject to this policy. However, stock that was acquired upon exercise of a stock option will be treated like any other stock, and may not be sold by an employee who is in possession of material inside information, including in a “cashless” exercise. Any Insider who possesses material inside information should wait until after one full trading day after the information has been publicly released or until the information ceases to be material and the Insider is so advised by any Trading Policy Administrator before trading. There is no exception to this Trading Policy, even for hardship to the Insider or based on the use of proceeds (such as making a mortgage payment or for an emergency expenditure).
3.Trading in Another Company’s Securities. No Insider should place a purchase or sale order (including investment through a retirement account), or recommend that another person place a purchase or sale order, in the securities of another corporation, if the Insider learns in the course of his or her employment or service as director non-public information that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if a Company employee learned through his role at the Company that the Company intended to amend or terminate a material vendor or supplier contract and then placed an order to buy or sell stock in that vendor or supplier company because of the likely increase or decrease in the value of its securities.
4.Avoid Speculation. Investing in the Company’s common stock or other securities provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the Insider in conflict with the best interests of the Company and its stockholders. Although this Trading Policy does not mean that Insiders may never sell shares, the Company encourages Insiders to avoid frequent trading in Company stock. Speculating in Company stock is not part of the Company culture.
5.Trading Window. Trading by Insiders is permitted after the completion of one full trading day following an earnings release with respect to the preceding fiscal period until the fourteenth calendar day prior to the end of the then current fiscal quarter (the “Window”). From time to time any Trading Policy Administrator may determine that no trades may occur even during the Window. This may occur as a result of a material development that has not yet been publicly disclosed. No reasons may be provided and the closing of the Window may itself constitute material inside information that should not be communicated. In an instance where an Insider were to leave the Company outside of a Window, the prohibition on trading will remain in effect for such person, and he or she will be prohibited from trading until the Window re-opens.
C.Pre-clearance
6.All trades by Insiders are subject to prior review and clearance by the Trading Policy Administrators. Notwithstanding pre-clearance, every person is individually responsible for their compliance with the Trading Policy and with applicable insider trading laws.
7.The foregoing restrictions do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Exchange Act (“10b5-1 Plans”). However, Insiders may not enter into, amend or terminate a 10b5-1 Plan relating to Company securities without the prior approval of a Trading Policy Administrator, which will only be given during a Window period and only if the Insider does not have knowledge of material nonpublic information.
D.Hedging and Derivatives
Insiders are prohibited from engaging in any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. As discussed below, Insiders are also prohibited from shorting the Company’s securities.
Trading in options or other derivatives is generally highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer’s stock, it may arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly where the trading occurs before a company announcement or major event. It is difficult for a director, officer or employee to prove that he or she did not know about the announcement or event.
If the SEC or FINRA were to notice active options trading by one or more directors, officers or employees of the Company prior to an announcement, they would likely investigate. Such an investigation could be embarrassing to the Company (as well as expensive) and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company prohibits Insiders from engaging in derivative transactions as described above involving the Company’s stock. This policy does not apply to employee stock options granted by the Company, which cannot be traded.
E.Transactions Involving Non-Company Instruments Linked to Company Securities
Insiders are not permitted to enter into transactions involving any non-Company instruments wholly and directly linked to Company securities. Therefore, leveraged ETFs, such as GLGG and GLXU, and any future products designed to track or amplify Company returns, are prohibited. Although these instruments do not involve ownership of Company securities, they create economically equivalent exposure to Company securities and raise the same insider trading, reputational, and enforcement risks this Trading Policy is designed to mitigate.

F.Pledging of Securities, Margin Accounts
Pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions. For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Because such a sale may occur at a time when an Insider has material inside information or is otherwise not permitted to trade in Company securities, the Company prohibits Insiders from pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.
G.Applicability of U.S. Securities Laws to International Transactions
All Insiders of the Company and its subsidiaries, whether domestic or international, are subject to this Trading Policy. In addition, U.S. securities laws may be applicable to trades in the Company’s securities executed outside the United States, as well as to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the United States or if you are located outside the United States. Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by counsel for compliance not only with local law but also for possible application of U.S. securities laws.

H.Gifts of Securities
Gifts of Company securities should only be made (i) when an Insider is not in possession of material non-public information and (ii) inside a Window. Gifts of Company securities are otherwise subject to this Trading Policy, including the guidelines and restrictions set forth under sections II.B and II.C.
I.Amendments and Waivers
Waivers to this Trading Policy may be granted (i) for members of the management committee, Section 16 officers and directors, by the Nominating and Corporate Governance Committee of the Board (the “NCGC”) and (ii) for all other employees, by the Chief Legal officer, in each case, in their sole discretion. Any amendments or waiver may be publicly disclosed if required by applicable laws, rules and regulations. The NCGC shall have the authority to approve amendments to this Trading Policy.

Exhibit A
Company Trading Policies and Procedures
These policies and procedures govern repurchases of the Company’s equity securities (“Repurchases”) approved from time to time by the Board of Directors (the “Board”) of the Company to help ensure that such Repurchases are not made, or a share repurchase plan is not adopted, when the Company is in possession of material non-public information concerning the Company (“MNPI”). Capitalized terms used but not defined herein have the respective meanings given to them in the Company’s Trading Policy.
1.Policy. It is the Company’s policy that no Repurchases may take place outside a Window or when the Company is otherwise in possession of MNPI, other than Repurchases made pursuant to a Rule 10b5-1 Plan or otherwise in compliance with applicable law.
2.Trading Activity. Any Repurchases, or the adoption of a Rule 10b5-1 Plan to effect Repurchases shall be subject to the following procedures:
(a)The adoption of a Rule 10b5-1 Plan shall be subject to prior written approval by any Trading Policy Administrator. Any Trading Policy Administrator shall take such steps as he or she deems reasonably necessary to ascertain that the Company is not in possession of MNPI at the time of plan adoption, including but not limited to consulting with other members of senior management (each, an “Authorized Officer”) and/or legal counsel.
(b)With respect to Repurchases that have been approved by the Board, if at any time during the period such Repurchases are scheduled to take place, any Trading Policy Administrator or any Authorized Officer become aware of any MNPI, they shall notify the relevant employee(s) at the Company responsible for effecting Repurchases as soon as practicable to suspend such Repurchases.
(c)Once such Trading Policy Administrator and such Authorized Officer are satisfied that, to their knowledge, the Company is no longer in possession of MNPI, they shall notify the relevant employee(s) that the Company may resume its Repurchases.
3.Recordkeeping. The Trading Policy Administrators shall maintain a record of the communications referred to in these policies and procedures in compliance with the Company’s recordkeeping policies.
4.Training. Company directors, officers and employees who are involved in the Company’s securities trading activities shall be provided training on the Trading Policy and these policies and procedures consistent with the Company’s employee training policies.
5.Modification or Waiver. These policies and procedures may be modified, and specific requirements therein may be waived, subject to approval by any Trading Policy Administrator if he or she deems such modifications or waivers are appropriate based on particular facts and circumstances, and in compliance with applicable law.
6.Amendments. These policies and procedures may be reviewed periodically as determined by any Trading Policy Administrator. Any material amendments to these policies and procedures shall require the approval of any Trading Policy Administrator.

III.Other Limitations on Securities Transactions
A.Public Resales – Rule 144
The U.S. Securities Act of 1933, as amended (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.
The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether the Company has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not. Application of the rule is complex and Company directors, officers and employees should not make a sale of Company securities in reliance on Rule 144 without obtaining the approval of a Trading Policy Administrator, who may require the director, officer or employee to obtain an outside legal opinion satisfactory to such Trading Policy Administrator concluding that the proposed sale qualifies for the Rule 144 exemption.
1.Holding Period. Restricted securities issued by a reporting company (i.e., a company that has been subject to the SEC’s reporting requirements for at least 90 days) must be held and fully paid for a period of six months prior to their sale. Restricted securities issued by a non-reporting company are subject to a one-year holding period. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. Generally, if the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.
2.Current Public Information. Current information about the Company must be publicly available before the sale can be made. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement.
Rule 144 also imposes the following additional conditions on sales by persons who are “affiliates.” A person or entity is considered an “affiliate,” and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months:
1.Volume Limitations. The amount of debt securities that can be sold by an affiliate and by certain persons associated with the affiliate during any three-month period cannot exceed 10% of a tranche (or class when the securities are non-participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate. The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.
2.Manner of Sale. Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.

3.Notice of Sale. An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. See “Filing Requirements”.
Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made without limitation on the amount of the gift, subject to the terms of this Trading Policy and in compliance with applicable law. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.
B.Private Resales
Directors and officers also may sell securities in a private transaction without registration pursuant to Section 4(a)(7) of the Securities Act, which allows resales of shares of reporting companies to accredited investors, provided that the sale is not solicited by any form of general solicitation or advertising. There are a number of additional requirements, including that the seller and persons participating in the sale on a remunerated basis are not “bad actors” under Rule 506(d)(1) of Regulation D or otherwise subject to certain statutory disqualifications; the Company is engaged in a business and not in bankruptcy; and the securities offered have been outstanding for at least 90 days and are not part of an unsold underwriter’s allotment. Private resales must be reviewed in advance by a Trading Policy Administrator and may require the participation of outside counsel.
C.Restrictions on Purchases of Company Securities
In order to prevent market manipulation, the SEC adopted Regulation M under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Regulation M generally restricts the Company or any of its affiliates from buying Company stock, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. You should consult with any Trading Policy Administrator if you desire to make purchases of Company stock during any period in which the Company is conducting an offering. Similar considerations may apply during a period when the Company is conducting or has announced a tender offer.
D.Disgorgement of Profits on Short-Swing Transactions – Section 16(b)
Section 16 of the Exchange Act applies to directors and executive officers of the Company and to any person owning more than ten percent of any registered class of the Company’s equity securities. The section is intended to deter such persons (collectively referred to below as “Section 16 insiders”) from misusing confidential information about their companies for personal trading gain. Section 16(a) requires Section 16 insiders to publicly disclose any changes in their beneficial ownership of the Company’s equity securities (see “Filing Requirements”, below). Section 16(b) requires Section 16 insiders to disgorge to the Company any “profit” resulting from “short-swing” trades, as discussed more fully below. Section 16(c) effectively prohibits Section 16 insiders from engaging in short sales (see “Prohibition of Short Sales” below).
Under Section 16(b), any profit realized by an insider on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a stockholder acting on its behalf. By law, the Company cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under the section.

Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the insider intended to violate the section. Good faith, therefore, is generally not a defense. All that is necessary for a successful claim is to show that the insider realized “profits” on a short-swing transaction; however, profit, for this purpose, is calculated as the difference between the sale price and the purchase price in the matching transactions, and may be unrelated to the actual gain on the shares sold. When computing recoverable profits on multiple purchases and sales within a six-month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for an insider to sustain a net loss on a series of transactions while having recoverable profits.
The terms “purchase” and “sale” are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers, certain corporate reorganizations and transactions in convertible or derivative securities (such as stock options and stock appreciation rights). Moreover, purchases and sales by an insider may be matched with transactions by any person (such as certain family members or a family trust) whose securities are deemed to be beneficially owned by the insider.
The Section 16 rules are complicated and present ample opportunity for inadvertent error. To avoid unnecessary costs and potential embarrassment for Section 16 insiders and the Company, directors and officers are strongly urged to consult with any Trading Policy Administrator, prior to engaging in any transaction or other transfer of Company equity securities regarding the potential applicability of Section 16(b).
E.Prohibition of Short Sales
Under Section 16(c), Section 16 insiders are prohibited from effecting “short sales” of the Company’s equity securities. A “short sale” is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale. Wholly apart from Section 16(c), the Company prohibits directors, officers and employees from selling the Company’s stock short. This type of activity is inherently speculative in nature and is contrary to the best interests of the Company and its stockholders.
F.Filing Requirements
1.Form 3, 4 and 5. Under Section 16(a) of the Exchange Act, Section 16 insiders must file with the SEC public reports disclosing their holdings of and transactions involving, the Company’s equity securities. An initial report on Form 3 must be filed by every insider within 10 days after election or appointment disclosing all equity securities of the Company beneficially owned by the reporting person on the date he became an insider. Even if no securities were owned on that date, the insider must file a report. Any subsequent change in the nature or amount of beneficial ownership by the insider must be reported on Form 4 and filed by the end of the second business day following the date of the transaction. The Form 4 filing requirement and filing deadline also applies to any donation or gift of company equity securities by the insider, regardless of the recipient. Certain exempt transactions may be reported on Form 5 within 45 days after the end of the fiscal year. The fact that an insider’s transactions during the month resulted in no net change, or the fact that no securities were owned after the transactions were completed, does not provide a basis for failing to report.
All changes in the amount or the form (i.e., direct or indirect) of beneficial ownership (not just purchases and sales) must be reported. Thus, such transactions as gifts ordinarily are reportable. Moreover, a director or officer who has ceased to be a director or officer must report any transactions after termination which occurred within six months of a transaction that occurred while the person was an insider. Form 4 also must reflect the insider’s holdings immediately after the reported transaction, so it is important to maintain an accurate account of the insider’s holdings over time.
The reports under Section 16(a) are intended to cover all securities beneficially owned either directly by the insider or indirectly through others. An insider is considered the direct owner of all Company equity securities held in his or her own name or held jointly with others. An insider is considered the indirect owner of any securities from which he obtains benefits substantially equivalent to those of ownership. Thus, equity securities of the Company beneficially owned through partnerships, corporations, trusts, estates and by family members generally are subject to reporting. Absent countervailing facts, an insider is presumed to be the beneficial owner of securities held by his or her spouse and other family members sharing the same household. But an insider is free to disclaim beneficial ownership of these or any other securities being reported if the insider believes there is a reasonable basis for doing so.
It is important that reports under Section 16(a) be prepared properly and filed on a timely basis. The reports must be received at the SEC by the filing deadline. There is no provision for an extension of the filing deadlines, and the SEC can take enforcement action against Section 16 insiders who do not comply fully with the filing requirements. In addition, the Company is required to disclose in its annual proxy statement the names of Section 16 insiders who failed to file Section 16(a) reports properly during the fiscal year, along with the particulars of such instances of noncompliance. Accordingly, all directors and officers must notify any Trading Policy Administrator, prior to any transactions or changes in their or their family members’ beneficial ownership involving Company stock and are strongly encouraged to avail themselves of the assistance available from the General Counsel’s office in satisfying the reporting requirements.
2.Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group that acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.
A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within five business days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed within two business days. A decrease in beneficial ownership to less than five percent is per se material and must be reported.
A limited category of persons (such as banks, broker-dealers and insurance companies) may file on Schedule 13G, which is a much abbreviated version of Schedule 13D, as long as the securities were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer. A report on Schedule 13G is required to be filed with the SEC and submitted to the Company within 45 days after the end of the calendar quarter in which the reporting threshold is reached.
A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). As is true under Section 16(a) of the Exchange Act, a person filing a Schedule 13D may seek to disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

3.Form 144. As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.

Appendix A
Rule 10b5-1 Trading Plan Guidelines
May 2025
The following guidelines apply for any Rule 10b5-1 trading plan (a “10b5-1 Plan”) relating to the stock of Galaxy Digital Inc. (together with Galaxy Digital Holdings LP and its other subsidiaries, the “Company”). All 10b5-1 Plans entered into by Company directors, officers or employees and any amendment, suspension or termination must comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s Statement of Policy Concerning Trading in Company Securities (the “Trading Policy”) and other Company policies and must meet the following conditions:
Participants
Company directors, officers and employees (each, an “Insider,” and collectively, “Insiders”) are eligible to adopt a 10b5-1 Plan.
Plan and Approval
The 10b5-1 Plan must be in writing and signed by the Insider, and the Insider must provide a copy to the Company. The Company will keep a copy of each 10b5-1 Plan in its files. The form of each 10b5-1 Plan and any subsequent amendment, suspension or termination must be consistent with these guidelines. For Insiders who are directors or officers (“D&O Insiders”), each 10b5-1 Plan must be approved in writing by the General Counsel or his or her designee prior to the adoption, amendment, suspension or termination of such plan. A 10b5-1 Plan must not permit an Insider to exercise any subsequent influence over how, when or whether to effect purchases or sales. Sales under a 10b5-1 Plan must be via an approved broker. The Insider must act in good faith with respect to a 10b5-1 Plan when the plan is adopted and for the duration of the plan, and must not enter into a 10b5-1 Plan as part of a plan or scheme to evade the prohibitions of Rule 10b-5. In addition, each 10b5-1 Plan must include a representation by the Insider certifying that (a) such person is not in possession of material nonpublic information about the Company or its securities, (b) the 10b5-1 Plan is being adopted in good faith and not as part of a plan to evade the prohibitions of Rule 10b-5 and (c) such person will act in good faith with respect to the plan throughout its duration.
Timing and Term of Plan
Each 10b5-1 Plan must be adopted (a) during an open trading window under the Company’s Trading Policy, and (b) when the Insider does not otherwise possess material nonpublic information about the Company. Each 10b5-1 Plan must be structured to remain in place for at least six months after the effective date of such plan. Each 10b5-1 Plan must provide for delayed effectiveness after adoption or amendment (a “Cooling-Off Period”). For D&O Insiders, each 10b5-1 Plan must specify that trades may not execute under the 10b5-1 Plan until the later of (a) 90 days after the date of adoption or amendment of the 10b5-1 Plan and (b) 2 business days following the Company’s filing of a quarterly or annual report covering the financial reporting period in which the 10b5-1 Plan was adopted or amended, but in no event later than 120 days after the date of adoption or amendment of the 10b5-1 Plan. For all other Insiders, each 10b5-1 Plan must specify that trades may not execute under the 10b5-1 Plan for a period of at least 30 days after the date of adoption or amendment of the 10b5-1 Plan.

Plan Specifications; Discretion Regarding Trades
The 10b5-1 Plan must either (a) specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or (b) specify or set an objective formula or algorithm for determining the amount of stock to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold.
Amendment, Suspension and Termination
Amendments, suspensions, and terminations of 10b5-1 Plans must be approved in advance by the General Counsel or his or her designee. In addition, an Insider may voluntarily amend, suspend, or terminate a 10b5-1 Plan only (a) during an open trading window under the Company’s Trading Policy and (b) when the Insider does not otherwise possess material nonpublic information about the Company. We discourage making multiple amendments to, or suspensions of, a 10b5-1 Plan during its term, as that may give the appearance that a person is trading on material nonpublic information under the guise of that plan. Insiders may make amendments to 10b5-1 Plans without triggering a Cooling-Off Period so long as the amendment does not change the pricing provisions of the 10b5-1 Plan, the amount of securities covered under the 10b5-1 Plan or the timing of trades under the 10b5-1 Plan (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of such securities), or where a broker executing trades on behalf of the Insider is substituted by a different broker (so long as the purchase or sales instructions remain the same).
Mandatory Suspension
Each 10b5-1 Plan must provide for suspension of trades under such plan if legal, regulatory or contractual restrictions are imposed on the Insider, or if these guidelines are amended, or other events occur, that would prohibit sales under such 10b5-1 Plan.
Results of Termination of a Plan
If an Insider terminates a 10b5-1 Plan prior to its stated duration, such Insider may not trade in Company securities (other than, subject to compliance with the requirements described below under “Only One Plan in Effect at Any Time,” pursuant to another 10b5-1 Plan already in place) for a period of at least 30 days following such termination; provided, however, that any trades following such termination shall comply with the Company’s Trading Policy. If an existing 10b5-1 Plan is terminated early and another 10b5-1 Plan is already in place, the first trade under the later-commencing plan must not be scheduled to occur until after the end of the effective Cooling-Off Period following the termination of the earlier 10b5-1 Plan.
Only One Plan in Effect at Any Time
An Insider may have only one 10b5-1 Plan in effect at any time, except that a written, irrevocable election (an “Election”) by an Insider to sell a portion of shares as necessary to satisfy statutory tax withholding obligations arising solely from the vesting of compensatory awards (not including options) (“Sales to Cover”) is permitted even if not included in the directions in the Insider’s 10b5-1 Plan, provided that (a) the Election is made during an open trading window under the Trading Policy, (b) at the time of the Election, the Insider is not aware of any material, nonpublic information with respect to the Company or any securities of the Company, (c) the Sales to Cover are made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, (d) the Insider does not have, and will not attempt to exercise, authority, influence or control over any such Sales to Cover, and (e) the Election contains appropriate representations as to clauses (b)-(d).
An Insider may adopt a new 10b5-1 Plan to replace an existing 10b5-1 Plan before the scheduled termination date of such existing 10b5-1 Plan, so long as the first scheduled trade under the new 10b5-1 Plan does not occur until after all trades under the existing 10b5-1 Plan are completed or expire without execution (subject to any Cooling-Off Periods), and otherwise complies with the guidelines regarding the first trade described above. A series of separate contracts with different brokers to execute trades under a 10b5-1 Plan may be treated as a single plan, provided the contracts as a whole meet the conditions under Rule 10b5-1, and provided further that any amendment of one contract is treated as an amendment of all of the contracts under the plan.
Limitation on Single-Trade Arrangements
In any 12-month period, an Insider is limited to one “single-trade plan” — one designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction. The following do not constitute single-trade plans: (a) a 10b5-1 Plan that gives discretion to an agent over whether to execute the 10b5-1 Plan as a single transaction or that provides the agent’s future acts depend on facts not known at the time the 10b5-1 Plan’s adoption and might reasonably result in multiple transactions and (b) Sales to Cover.
No Hedging
As described in the Trading Policy, individuals subject to the policy are prohibited from engaging in any hedging or similar transactions designed to decrease the risks associated with holding Company securities. Further to this end, an Insider adopting a 10b5-1 Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the 10b5-1 Plan and must agree not to enter into any such transaction while the 10b5-1 Plan is in effect.
Compliance with Rule 144
All sales made under a 10b5-1 Plan must be made in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) and may not be made pursuant to a registration statement. To the extent that sales made under a 10b5-1 Plan are made pursuant to Rule 144 under the Securities Act, such 10b5-1 Plan must provide for specific procedures to comply with Rule 144, including the filing of Forms 144.
Broker Obligation to Provide Notice of Trades
Each 10b5-1 Plan entered into by a person subject to Section 16 filing requirements must provide that the broker will provide notice of any trades under the 10b5-1 Plan to (i) the Insider, (ii) the Company’s stock administrator and (iii) the General Counsel or his or her designee in sufficient time to allow for the Insider to make timely filings under the Exchange Act.

Insider Obligation to Make Exchange Act Filings and Company Disclosures
Each 10b5-1 Plan must contain an explicit acknowledgement by such Insider that all filings required by the Exchange Act, as a result of or in connection with trades under such 10b5-1 Plan, are the sole obligation of such Insider and not the Company. The Company will also disclose in its quarterly and annual reports the material terms of the 10b5-1 Plans adopted or terminated (which includes amendments) by D&O Insiders, as required by the Securities and Exchange Commission’s rules, including the identity of the person, the date of adoption or termination, the duration of the trading arrangement and the aggregate number of securities under the 10b5-1 Plan.
Required Footnote Disclosure
Insiders must footnote trades disclosed on Forms 4 and Forms 144 to indicate that the trades were made pursuant to a 10b5-1 Plan.